                                                                    EXHIBIT 12.1

BancorpSouth, Inc.
Calculation of ratio of earnings to fixed charges



                                       Nine Months Ended
EXCLUDING INTEREST ON DEPOSITS            September 30                        Years Ended December 31
                                      --------------------    -----------------------------------------------------
                                        2001        2000        2000        1999        1998        1997       1996
                                        ----        ----        ----        ----        ----        ----       ----
Earnings:
Pretax income                         $ 98,553    $ 94,649    $112,337    $147,147    $130,490    $113,779
Fixed charges                           24,061      25,631      36,518      23,399      19,799      12,577
                                      --------    --------    --------    --------    --------    --------     ---
  Total                               $122,614    $120,280    $148,855    $170,546    $150,289    $126,356     N/A


Fixed charges:
Interest, fed funds & repos           $ 17,464    $ 11,415    $ 16,966    $  8,362    $  5,930    $  5,571
Interest, other                          6,597      14,216      19,552      15,037      13,869       7,006
                                      --------    --------    --------    --------    --------    --------     ---
  Total                               $ 24,061    $ 25,631    $ 36,518    $ 23,399    $ 19,799    $ 12,577     N/A

Ratio of earnings to fixed charges
   excluding interest on deposits         5.10        4.69        4.08        7.29        7.59       10.05     N/A
                                      --------    --------    --------    --------    --------    --------     ---


                                       Nine Months Ended
INCLUDING INTEREST ON DEPOSITS           September 30                         Years Ended December 31
                                      --------------------    -----------------------------------------------------
                                        2001        2000        2000        1999        1998        1997       1996
                                        ----        ----        ----        ----        ----        ----       ----
Earnings:
Pretax income                         $ 98,553    $ 94,649    $112,337    $147,147    $130,490    $113,779
Fixed charges                          261,839     251,287     346,883     280,150     277,104     246,945
                                      --------    --------    --------    --------    --------    --------     ---
  Total                               $360,392    $345,936    $459,220    $427,297    $407,594    $360,724     N/A


Fixed charges:
Interest on deposits                  $237,778    $225,656    $310,365    $256,751    $257,305    $234,368
Interest, fed funds                     17,464      11,415      16,966       8,362       5,930       5,571
Interest, other                          6,597      14,216      19,552      15,037      13,869       7,006
                                      --------    --------    --------    --------    --------    --------    ---
  Total                               $261,839    $251,287    $346,883    $280,150    $277,104    $246,945    N/A

Ratio of earnings to fixed charges
   including interest on deposits         1.38        1.38        1.32        1.53        1.47        1.46    N/A
                                      --------    --------    --------    --------    --------    --------    ---

N/A - Not Available